NORTHERN FUNDS

AMENDMENT NO. 4 TO SUB-ADVISORY AGREEMENT

ACTIVE M EMERGING MARKETS EQUITY FUND

This Amendment No. 4 (“Amendment”), dated as of the 23rd day of February, 2018, is entered into between Northern Trust Investments, Inc. (the “Adviser”) and Axiom International Investors LLC (“the Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of November 19, 2008, as amended, (the “Sub-Advisory Agreement”) pursuant to which Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Active M Emerging Markets Equity Fund (the “Fund”);

WHEREAS, the Adviser and Sub-Adviser now wish to amend Appendix A to the Sub-Advisory Agreement to change the sub-advisory fees payable to the Sub-Adviser; and

WHEREAS, the Board, including a majority of disinterested Trustees, has approved this Amendment at an in person meeting on February 15, 2018;

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree to amend the Sub-Advisory Agreement as follows:

1. Effective March 1, 2018, the defined term “Aggregate Assets Fee Schedule” under Section 2(d) of Appendix A of the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the following:

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities Exchange Commission.]

2. Except to the extent amended hereby, the Sub-Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Sub-Advisory Agreement as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina B. Staley
Title:	Senior Vice President

AXIOM INTERNATIONAL INVESTORS LLC

By:	/s/ Kurt A. Polk
Title:	President